UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Ryerson Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 15, 2007, Ryerson Inc. issued the following press release.

Contacts:

Investors:

Terence R. Rogers

VP Finance and Treasurer

773.788.3720

Media:

Cindy Leggett-Flynn/Stan Neve

Brunswick Group

212.333.3810

TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS SUPPORT

RYERSON’S BOARD

PROXY Governance recommends stockholders vote for Ryerson’s current Board and reject Harbinger’s nominees

Glass Lewis supports the reelection of a majority of Ryerson’s Board

Chicago, IL, August 15, 2007—Ryerson Inc. (NYSE: RYI) said today that it welcomes the decision by two leading independent proxy advisory firms that advise institutional investors to support the current Ryerson Board in the upcoming annual meeting on August 23, 2007.

Neil Novich, chief executive officer of Ryerson commented, “We are gratified that PROXY Governance believes that the Board is properly performing its oversight role and recognizes that the election of any of Harbinger’s nominees could jeopardize the successful completion of the acquisition by Platinum Equity, thereby denying stockholders the opportunity to realize maximum value. Additionally it’s important to note that PROXY Governance understands that Harbinger’s analysis of Ryerson’s performance is flawed.”

Ryerson acknowledges Glass Lewis’ conclusion that Harbinger has failed to make a case for replacing a majority of the current Board of Directors. Glass Lewis recommends giving Harbinger only one board seat.

Novich continued, “Glass Lewis also agrees that the majority control of our Company should remain in the hands of our current, capable Board and believes Ryerson’s Board is best positioned to assess the Company’s strategic alternatives. As the Glass Lewis report highlights, neither Harbinger nor its nominees have provided one single idea, much less an operating plan or long-term strategy, to change operations.”

Ryerson’s corporate governance consistently achieves high ISS governance ratings, outperforming 96.6% of the companies in the S&P 600 and 94.3% of the companies in the materials group.

Following an exhaustive strategic review process initiated in January of this year, Ryerson agreed to be acquired by Platinum Equity for $34.50 per share. A stockholder vote on the transaction is expected in the fourth quarter of 2007. Harbinger’s nominees have not said whether or not they will complete the sale to Platinum at $34.50 per share.

Novich concluded, “Ryerson’s Board of Directors ran an extremely thorough strategic review, an auction process that contacted over fifty parties. We believe the agreement with Platinum is a fair price, containing a “go-shop” provision, with committed financing in an uncertain credit market. We urge stockholders to vote for the current Ryerson Board to ensure they keep the opportunity to vote on the Platinum transaction.”

Ryerson urges all stockholders to follow PROXY Governance’s recommendations and vote “FOR” Ryerson’s Board nominees on the WHITE proxy card at the company’s Annual Meeting of Shareholders on Thursday, August 23, 2007.

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Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

If you have any questions, require assistance with voting your WHITE proxy card,

or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

Email: proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

or

TOLL-FREE (800) 322-2885